ASSET PURCHASE AGREEMENT

                         dated as of January 17, 2002

                                 by and between

                       ALLIANCE SEMICONDUCTOR CORPORATION
                                    ("Buyer")

                                       and

                                 PULSECORE, INC.
                                   ("Seller")

                            ASSET PURCHASE AGREEMENT


      THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of January 17, 2002, by and between Alliance Semiconductor Corporation, a Delaware corporation (the "Buyer"), and PulseCore, Inc., a California corporation (the "Seller").

                                    RECITALS

A. The Seller conducts a business of providing electromagnetic interference suppression integrated circuits to manufacturers of computer peripherals and digital consumer products.

B. Subject to the terms and conditions of this Agreement, Buyer is willing to purchase, and Seller is willing to sell, substantially all of the assets, rights, properties and business of Seller, subject to the liabilities thereof.

                         TERMS, COVENANTS AND CONDITIONS

1. Definitions. For the purposes of this Agreement, the definitions set forth or cross-referenced below shall be applicable.

1.1 "Additional Payment" shall have the meaning set forth in Section 2.2(a) hereof.

1.2 "Additional Payment Date" shall have the meaning set forth in Section 2.2(a) hereof.

1.3   "Assets" shall have the meaning set forth in Section 2.1 hereof.

1.4   "Bill of Sale" shall have the meaning set forth in Section 2.3(b)(i).

1.5   "Closing" shall have the meaning set forth in Section 2.3(a) hereof.

1.6   "Closing Date" shall have the meaning set forth in Section 2.3(a) hereof.

1.7   "Contracts" shall have the meaning set forth in Section 2.1(e) hereof.

1.8   "Corporation" shall have the meaning set forth in Section 9.1 hereof.

1.9   "Damages" shall have the meaning set forth in Section 10.1 hereof.

1.10  "Employee Plan" shall have the meaning set forth in Section 9.1 hereof.

1.11  "ERISA" shall have the meaning set forth in Section 3.20 hereof.

1.12 "Established Damages" shall have the meaning set forth in Section 10.2 hereof.

1.13 "Financial Statements" shall have the meaning set forth in Section 3.8 hereof.

1.14 "Income Statement" shall have the meaning set forth in Section 3.8 hereof.

1.15  "Inventories" shall have the meaning set forth in Section 2.1(b) hereof.

1.16  "IRC" shall have the meaning set forth in Section 9.1.

1.17  "Liens" shall have the meaning set forth in Section 3.4 hereof.

1.18 "Notice of Claim" shall have the meaning set forth in Section 10.2 hereof.

1.19 "Proprietary Rights and Information Agreement" shall have the meaning set forth in Section 3.19 hereof.

1.20 "Purchase Price" shall have the meaning set forth in Section 2.2(a) hereof.

1.21 "Resolution Period" shall have the meaning set forth in Section 10.2 hereof.

1.22 "Schedule of Exceptions" shall mean the schedule of exceptions attached hereto as Exhibit 3 to the Seller's representations and warranties set forth in
Section 3.

1.23 "Third-Party Claim" shall have the meaning set forth in Section 10.4 hereof.

2.    Sale and Purchase of Assets.

2.1 Sale of Assets. On the terms and subject to the conditions of this Agreement and for the consideration set forth herein, Seller shall at the Closing, sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of the assets of Seller (the "Assets"). The Assets shall include, without limitation, all assets of Seller identified by the terms of this Agreement or described with particularity in Schedule 2.1 to this Agreement, as well as all other assets of Seller. If the assignment of an asset or contract is not effected at the Closing then the parties shall use their best efforts to obtain the assignment in the ordinary course of business thereafter. In the event that an assignment is ineffective then the purchase price herein shall not be affected except as to the rights in any patents herein assigned. The Assets shall include without limitation the following:

(a) Real Property. All real property of Seller, including without limitation, all leases or rentals of real property by Seller (the "Real Property"). A list of all such Real Property, including a brief description of all improvements located thereon and the material terms of each such lease is attached hereto as
Schedule 2.1(a). Copies of all leases to the Real Property have been furnished to Buyer.

(b) Inventories. All inventories of raw materials, work-in-process, finished goods (including installation tooling), supplies and repair materials of Seller as of the Closing Date, whether on or within the Real Property, en route thereto or elsewhere (the "Inventories"). A summary by class of such items on hand as of November 30, 2001 is attached hereto as Schedule 2.1(b).

(c) Fixed Assets and Tangible Personal Property. All fixed assets and tangible personal property of Seller (other than the Inventories), including without limitation, all machinery (including essential replacement parts), equipment, supplies, tools, tooling, furniture, fixtures, hardware, dies and spare parts. A list of such fixed assets and tangible personal property is attached hereto as
Schedule 2.1(c).

(d) Intangible Personal Property. All intangible property of Seller (whether owned, used, registered in the name of, or licensed by Seller or in which Seller otherwise has an interest and which are properly assignable by Seller), including without limitation, all patents, patent applications, software, trademarks and service marks, trade and other names (either registered, common law or registration applied for), copyrights, inventions, trade secrets, know-how, processes, manufacturing or marketing procedures, recipes, formulae, drawings, schematics, patterns, vendor lists, customer lists, customer files, customer records, trade and other association memberships and rights, and licenses and permits susceptible of transfer under regulatory agency rules. A detailed list of such assets is attached hereto as Schedule 2.1(d).

(e) Company's Contracts. All rights to and duties under the contracts of Seller properly assignable by Seller and listed on Schedule 2.1(e), including without limitation all contracts necessary or desirable for the operation of the Seller's business and currently used by Seller in the course of Seller's business, such as rights to refunds, deposits and all other payments thereunder (collectively, the "Contracts").

(f) Other Assets. Any and all other assets, properties and business of Seller of every kind, character and description, whether tangible, intangible, real, personal or mixed, and wherever located or by whomever possessed, acquired for, useful in, or any way related to the Seller's business.

2.2   Purchase Price; Holdback; Adjustment to Purchase Price.

(a) Purchase Price; Holdback. Subject to the adjustments set forth in Section
Section 10 and the other terms and conditions of this Agreement, and in full consideration for the Assets: (a) Buyer shall pay (the "Purchase Price"): (i) $117,930.96 payable by check or wire transfer of immediately available funds at the Closing; and (ii) $4,760,115 pursuant to a Secured Promissory Note substantially in the form of Exhibit 2.2(a) (the "Additional Payment") on March 29, 2003 (the "Additional Payment Date"); and (b) Buyer shall assume certain liabilities of Seller pursuant to Section 2.2(b).

(b) Assumption of Liabilities. In connection with the purchase and sale of the Assets pursuant to this Agreement, Buyer shall assume in writing at the Closing only those liabilities and obligations of Seller that are specifically described on Schedule 2.2(b) and as otherwise provided for herein (the "Assumed Liabilities"). No other liabilities or obligations of any nature, (including without limitation product liability) whether known or unknown, whether fixed or contingent, accrued or unaccrued, shall be assumed by Buyer in connection with the purchase and sale of the Assets hereunder, and such liabilities and obligations shall remain the responsibility of Seller. Seller shall indemnify and hold harmless Buyer against all such liabilities and obligations, including costs and expenses associated thereunder, as more fully provided in Section 10 hereof.

2.3   Closing.

(a) Closing Date. The closing of the purchase and sale of the Assets (the "Closing") shall take place at the offices of Heller Ehrman White & McAuliffe LLP, 275 Middlefield Road, Menlo Park CA 94025 at 12:00 noon on January 17, 2002 or at such other place, date or time as Buyer and Seller may agree in writing. The date of the Closing shall constitute the "Closing Date."

(b) Seller's Deliveries at Closing. At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(i)   A Bill of Sale substantially in the form of Exhibit 2.3(b)(i), (the
                                                  -----------------
"Bill of Sale") for the Assets;

(ii)  An Assignment of Trademarks substantially in the form of
Exhibit 2.3(b)(ii);

(iii) An Assignment of Patents substantially in the form of
Exhibit 2.3(b)(iii);

(iv) Certified resolutions of the Board of Directors and shareholders of Seller authorizing consummation of the transactions contemplated by this Agreement;

(v)   A compliance certificate pursuant to Section 5.3;

(vi) Tax and secretary of state good standing certificates from the State of California for Seller as of a date not earlier than five business days before the Closing;

(vii) All third-party consents, including without limitation from contract parties and governmental authorities, necessary for consummation of the transactions contemplated hereby; and

(viii) Such other documents and instruments as shall be reasonably requested to effect the transactions contemplated hereby.

      Simultaneously with such deliveries, Seller shall take such steps as are necessary to put Buyer in actual possession and control of the Assets.

(c) Buyer's Deliveries at Closing. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following instruments and documents against delivery of the items specified in Section 2.3(b):

(i) A check in the amount of $117,930.96 payable to Buyer, or if payment of part of the Purchase Price is by wire transfer, evidence of the receipt of such wire transfer;

(ii)  A compliance certificate pursuant to Section 6.3;

(iii) A Secured Promissory Note substantially in the form of Exhibit 2.2(a);
                                                             --------------
and

(iv) Such other documents and instruments as shall be reasonably requested to effect the transactions contemplated hereby.

2.4 Consent of Third Parties. Nothing in this Agreement shall be construed as an attempt or agreement to assign: (i) any Contract which is non-assignable without the consent of the party or parties thereto unless such consent shall have been obtained; or (ii) any Contract or claim as to which all of the remedies for the enforcement thereof enjoyed by Seller would not pass to Buyer as an incident of the assignments provided for by this Agreement. Seller shall cooperate with Buyer to obtain the consents of any other party required in connection with the transfer of any Contract requiring such consent and shall provide Buyer with all of the benefits enjoyed by Seller under any such Contract until consent to the assignment thereof is obtained.

3.    Representations and Warranties of Seller.  Except as set forth in
Exhibit 3 attached hereto (the "Schedule of Exceptions"), Seller hereby
---------
represents and warrants to Buyer that:

3.1 Organization and Authority. Seller: (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of California;
(ii) has all necessary corporate power to own and lease its properties, to carry on its business as now being conducted and to enter into and perform this Agreement; and (iii) is qualified to do business in all jurisdictions in which the failure to so qualify would have a material adverse effect on its business or financial condition. Seller has delivered to Buyer complete and correct copies of its Articles of Incorporation, as amended to date, Bylaws, as amended to date, stock records as in effect on the date hereof and the records of any and all proceedings and actions at all meetings of, or taken by written consent by, its Board of Directors and shareholders, from and after the inception of the Seller, in each case, certified as true, correct and complete by Seller's Secretary.

3.2   Authority Relating to this Agreement; No Violation of Other Instruments.

(a) The execution and delivery of this Agreement and the performance hereunder by Seller have been duly authorized by all necessary corporate action on the part of Seller and, assuming execution of this Agreement by Buyer, this Agreement will constitute a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject as to enforcement: (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors' rights; and (ii) to general principles of equity, whether such enforcement is considered in a proceeding in equity or at law.

(b) Neither the execution of this Agreement nor the performance hereof by Seller will: (i) conflict with or result in any breach or violation of the terms of any decree, judgment, order, law or regulation of any court or other governmental body now in effect applicable to Seller; (ii) conflict with, or result in, with or without the passage of time or the giving of notice, any breach of any of the terms, conditions and provisions of, or constitute a default under, or result in the creation of any lien, charge, or encumbrance upon any of the Assets pursuant to, any indenture, mortgage, lease, agreement or other instrument to which Seller is a party or by which it or any of the Assets are bound; (iii) permit the acceleration of the maturity of any material indebtedness of Seller or of any other person secured by the Assets; (iv) violate or conflict with any provision of Seller's Articles of Incorporation, Bylaws, or similar organizational instruments; or (v) give rise to any dissenter's rights to Seller's shareholders.

(c) Subject to Section 2.4 above and unless otherwise set forth in agreements disclosed herein, no consent from any third party and no consent, approval or authorization of, or declaration, filing or registration with, any government or regulatory authority is required to be made or obtained by Seller in order to permit the execution, delivery or performance of this Agreement by Seller, or the consummation of the transactions contemplated by this Agreement.

3.3 Capitalization. The authorized capital stock of Seller is 5,260,115 shares of Series B Preferred Stock, of which 3,260,115 shares are issued and outstanding, 3,750,000 shares of Series A Preferred Stock, of which 3,750,000 shares are issued and outstanding, and 20,000,000 shares of Common Stock, of which 2,948,274 shares are issued and outstanding. The Schedule of Exceptions lists all of the shareholders of the Company and all other holders of warrants, options, agreements, convertible or exchangeable securities or other commitments pursuant to which the Company is or may become obligated to issue, sell, purchase, retire or redeem any shares of capital stock or other securities, with the number of shares owned by each such holder as of the date hereof. All such issued and outstanding shares have been duly authorized and validly issued, and are fully paid and non-assessable.

3.4 Ownership and Delivery of Assets. The Assets comprise all of the assets, rights and business of the Seller. Seller is the true and lawful owner of the Assets and except where otherwise disclosed herein or as otherwise set forth in written documentation provided to Buyer has all necessary power and authority to transfer the Assets to Buyer free and clear of all liens, charges, easements, security interests, mortgages, conditional sale contracts, equities, rights of way, covenants, restrictions, title defects, objections, claims or other encumbrances ("Liens"). No other person, including without limitation any officer, director, employee, or shareholder of Seller will have on the Closing Date, any direct or indirect interest in any of the Assets. Upon delivery to Buyer of the Bill of Sale and other instruments of conveyance with respect to the Assets on the Closing Date, Buyer will acquire good and valid title to the Assets free and clear of all Liens.

3.5 Compliance with Law. Seller holds, and has at all times since Seller's inception held, all licenses, permits and authorizations necessary for the lawful conduct of Seller's business wherever conducted pursuant to all applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over Seller or over any part of Seller's operations, and Seller knows of no violation thereof. The Schedule of Exceptions includes a true and complete list of such licenses, permits and authorizations. Seller is not in violation of any decree, judgment, order, law or regulation of any court or other governmental body (including without limitation, applicable environmental protection legislation and regulations, equal employment and civil rights regulations, wages, hours and the payment of social security taxes and occupational health and safety legislation), which violation could have a material adverse effect on the condition, financial or otherwise, Assets, liabilities, business, prospects or results of operations of Seller.

3.6 Investments in Others. Seller does not own or have any interest, directly or indirectly, in any other corporation, association, partnership, joint venture or other entity. Seller does not conduct any part of its business operations through any subsidiaries or through any other entity in which such Seller has an equity investment.

3.7 Property to Operate Business. The property of Seller listed on Schedules 2.1(a)-2.1(f) constitutes all property necessary to conduct Seller's
---------------- ------
business as it is presently being conducted by Seller.

3.8 Financial Statements. Seller has delivered consolidated financial statements of Seller (the "Financial Statements") to Buyer as follows:

             Financial Statement                  Delivery to Buyer
Unaudited Balance Sheet of Seller as of         Previously delivered
November 30, 2001                               and attached as
                                                Exhibit 3.8A
Unaudited Statement of Income for the period    Previously delivered
ended November 30, 2001 (the "Income            and attached as
Statement")                                     Exhibit 3.8B
                                                ------------
Balance Sheets of Seller dated as of            Previously delivered
December 31, 1999 and December 31, 2000,        and attached as
together with unaudited Profit and Loss         Exhibit 3.8C
                                                ------------
statements for the three years ending
December 31, 2000.

None of the Financial Statements has been audited. Each Financial Statement is in accordance with the books and records of Seller and fairly presents the financial position of Seller as of the date indicated, and the results of operations of Seller for the period indicated. The Financial Statements have been reviewed by the Seller's Chief Financial Officer and by the Company's bookkeeper who prepared the Financial Statements.
-------------------------------------------------------------------------------

3.9 Absence of Undisclosed Liabilities. Except as set forth on Exhibit 3.8A or the Schedule of Exceptions, Seller does not have outstanding on the date hereof, any indebtedness or liability (fixed or contingent, known or unknown, accrued or unaccrued) other than those incurred since November 30, 2001 in the ordinary course of business, none of which shall be material to the condition, financial or otherwise, of the Assets, liabilities, business, prospects or results of operations of Seller. Between the date hereof and the Closing Date, Seller shall not, without the prior written consent of Buyer, incur or become subject to, or agree to incur or become subject to, any indebtedness or liability (fixed or contingent, known or unknown, accrued or unaccrued) other than those incurred in the ordinary course of business, none of which shall be material to the condition, financial or otherwise, of the Assets, liabilities, business, prospects or results of operations of Seller.

3.10 Tax Returns and Payments. The Schedule of Exceptions includes a true and complete list of all types of taxes paid or withheld or required to be paid or withheld by Seller in an amount exceeding $10,000 per year. All tax returns and reports with respect to Seller required by law to be filed under the laws of any jurisdiction, domestic or foreign, have been duly and timely filed and all taxes, fees or other governmental charges of any nature which were required to have been paid have been paid or provided for. Seller has no knowledge of any unpaid taxes or any actual or threatened assessment of deficiency or additional tax or other governmental charge or a basis for such a claim against Seller. Seller has no knowledge of any tax audit of Seller by any taxing or other authority in connection with any of its fiscal years, Seller has no knowledge of any such audit currently pending or threatened, and there are no tax liens on any of the properties of Seller, nor have any such liens been threatened.

3.11 Absence of Certain Changes or Events. Since November 30, 2001, except as contemplated by this Agreement, there have been no material changes in the condition, financial or otherwise, of the Assets, liabilities, business, prospects or the results of operations of Seller, other than changes in the ordinary course of business which in the aggregate have not been materially adverse. Without limiting the foregoing, since November 30, 2001, except as contemplated by this Agreement: (i) Seller has not entered into any transaction other than in the ordinary course of business; (ii) there have been no losses or damage to any of the Assets due to fire or other casualty, whether or not insured; (iii) there has been no increase or decrease in the rates of direct compensation payable or to become payable by Seller to any employee, agent or consultant (other than routine increases made in the ordinary course of business or pursuant to a collective bargaining agreement), or any bonus, percentage compensation, service award or other like benefit, granted, made or accrued to or to the credit of any such employee, agent or consultant, or any material welfare, pension, retirement or similar payment or arrangement made or agreed to be made by Seller (other than such events occurring pursuant to any previously existing benefit plan or collective bargaining agreement); (iv) Seller has not executed, created, amended or terminated any Contract except in the ordinary course of business; (v) Seller has not declared or paid any dividend or made any distribution on its capital stock, nor redeemed, purchased or otherwise acquired any of its capital stock; (vi) Seller has not received notice that there has been a cancellation of an order for its products or a loss of a customer of Seller, the cancellation or loss of which would materially adversely affect the condition, financial or otherwise, Assets, liabilities, business, prospects or results of operations of Seller; (vii) there has been no resignation or termination of employment of any officer or key employee of Seller and Seller does not know of the impending resignation or termination of employment of any officer or key employee of Seller; (viii) there has been no material change in the contingent obligations of Seller by way of guaranty, endorsement, indemnity, warranty or otherwise; (ix) there have been no loans made by Seller to its employees, officers or directors, other than travel advances and other advances made in the ordinary course of business which do not exceed $1,000 to any one person; (x) to the best of Seller's knowledge there has been no waiver or compromise by Seller of a material right or of a material debt owed to it; (xi) Seller has not made or agreed to make any disbursements or payments of any kind to any member or members of its Board of Directors; (xii) there have been no capital expenditures by Seller exceeding $10,000 in the aggregate; (xiii) there has been no change in accounting methods or practices (including without limitation, any change in depreciation or amortization policies or rates) by Seller; (xiv) there has been no revaluation by Seller of any of the Assets; (xv) there has been no sale or transfer of any of the Assets, except in the ordinary course of business; (xvi) there has been no loan by Seller to any person or entity; (xvii) there has been no commencement or notice of threat of commencement of any governmental proceeding against or investigation of Seller or its affairs; (xviii) there has been no revocation of license or right to do business granted to Seller; (xix) Seller has not paid any obligation or liability (fixed, contingent or otherwise) or discharged or satisfied any Lien, or settled any liability, claim, dispute, proceeding, suit or appeal pending or threatened against it, except for current liabilities incurred in the ordinary course of business; and (xx) there has been no agreement or commitment by Seller to do or perform any of the acts described in this Section 3.11. For purposes of this Section 3.11, financial changes shall be deemed material if they aggregate at least $10,000.

3.12 Inventories. The Inventories are of a quantity and quality useable and saleable in accordance with good business practices and represent a distribution of the types of inventories utilized in the business of Seller in accordance with good business practices. Additions and deletions from the Inventories since the date of Schedule 2.1(b) have been in the ordinary course of business.

3.13 Accounts Receivable. The accounts receivable of Seller set forth in the Financial Statements have been and are (as the case may be) collectible within 180 days from the Closing Date in amounts not less than the aggregate amounts thereof carried on the books of Seller reduced only by the reserves for discounts and bad debts taken on the balance sheet dated November 30, 2001.

3.14 Personal Property. Seller has good title, free and clear of all title defects, objections and Liens, including without limitation, leases, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest-retaining arrangements, to any machinery, equipment, furniture, inventory and other personal property reflected on Schedules 2.1(b) and (c) or acquired after the date thereof, except for Liens incurred in the ordinary course of business since the date of Schedules 2.1(b) or (c). All such personal property is in reasonable operating condition, normal wear and tear excepted. All of the leases to personal property utilized in the business of Seller are valid and enforceable and are not in default.

3.15 Real Property. All of the leases to the Real Property are valid and enforceable and are not in default. The Real Property, the improvements located thereon, and the furniture, fixtures and equipment relating thereto (including plumbing, heating, air conditioning and electrical systems), conform to any and all applicable health, fire, safety, zoning, land use and building laws, ordinances and regulations. There are no outstanding contracts made by Seller for any improvements made to the Real Property which have not been paid for.

3.16 Patents, Trademarks, Trade Names and Copyrights. All patents, trademarks, trade names, copyrights, processes, designs, formulas, inventions, trade secrets, know-how, technology or other proprietary right which are necessary to the conduct of Seller's business are owned or are useable by Seller and are listed on Schedule 2.1(d). The conduct of any business conducted by Seller does not infringe any patent, trademark, trade name, copyright, trade secret, or other proprietary right of any other person. No litigation is pending or, to the knowledge of Seller, has been threatened against Seller or any officer, director, shareholder, employee or agent of Seller, for the infringement of any patents, trademarks or trade names of any other party or for the misuse or misappropriation of any trade secret, know-how or other proprietary right owned by any other party; nor, to the best knowledge of Seller, does any basis exist for any such litigation. To the best of Seller's knowledge, there has been no infringement or unauthorized use by any other person of any patent, trademark, trade name, copyright, process, design, formula, invention, trade secret, know-how, technology or other proprietary right belonging to Seller.

3.17 Product Warranties and Returns. Except for its standard warranty offered on its products and certain additional warranties related to its intellectual property, Seller has made no warranties or guarantees relating to its products. During the 12 month period ended November 30, 2001, Seller received no more than two end-user customer complaints pursuant to which Seller gave credit or accepted a product return, and such product returns involved products which were worth in the aggregate no more than $10,000. Product returns from wholesalers and retailers in that same period involved products which were worth in the aggregate no more than $10,000.

3.18 Litigation. Neither Seller nor any officer, director, shareholder, employee or agent of Seller is a party to any pending or, to the best of Seller's knowledge, threatened action, suit, proceeding or investigation, at law or in equity or otherwise in, for or by any court or other governmental body which could have a material adverse effect on: (i) the condition, financial or otherwise, Assets, liabilities, business, prospects or results of operations of Seller; or (ii) the transactions contemplated by this Agreement; nor, to the best of Seller's knowledge, does any basis exist for any such action, suit, proceeding or investigation. Seller is not and since inception of Seller has not been subject to any pending or threatened product liability claim; nor does any basis exist for any such claim. Seller is not subject to any decree, judgment, order, law or regulation of any court or other governmental body which could have a material adverse effect on the condition, financial or otherwise, Assets, liabilities, business, prospects or results of operations of Seller or which could prevent the transactions contemplated by this Agreement.

3.19 Protection of Intangible Property. The Schedule of Exceptions sets forth a true and complete list of all employees and consultants who have worked on or contributed (during the two years prior to this Agreement) to the development of Seller's technology, patents, trademarks, trade names, copyrights, trade secrets and other proprietary rights, including without limitation, Seller's software, firmware or hardware. Each of such persons has executed a proprietary rights and information agreement substantially in the form attached hereto as Exhibit 3.19A (the "Proprietary Rights and Information Agreement"). Such Proprietary Rights and Information Agreements are included in the Contracts. Seller's rights under such Proprietary Rights and Information Agreements are freely assignable to Buyer. Seller has delivered to Buyer complete and correct copies of such Proprietary Rights and Information Agreements. The Schedule of Exceptions sets forth, to the best of Seller's knowledge, a list of all persons or entities to whom Seller has disclosed any of its confidential proprietary rights, including without limitation source codes. None of such proprietary rights have been used, distributed or otherwise commercially exploited under circumstances which have caused, or with the passage of time could cause, the loss of patent, trademark, copyright or trade secret status.

3.20 Personnel. The Schedule of Exceptions includes a list of: (i) all Employee Plans (as defined in Section 9.2) and all contracts or agreements with directors, officers, employees or unions, or consulting agreements, to which Seller is a party or is subject as of the date of this Agreement; (ii) the names, current salary rates, bonuses paid during the last fiscal year, and accrued vacation and sick leave for all the employees of Seller; and (iii) all group insurance programs in effect for employees of Seller. Seller is not in default with respect to any of the obligations so listed. Seller has delivered to Buyer complete and correct copies of all such written obligations and complete summaries of all such oral obligations. Seller has no union contracts or collective bargaining agreements with, or any other obligations to, employee organizations or groups relating to Seller's business, nor is Seller currently engaged in any labor negotiations except in minor grievances not involving any employee organization or group, nor, to the knowledge of Seller, is Seller the subject of any union organization affecting its business. There is no pending or, to Seller's knowledge, threatened labor dispute, strike or work stoppage affecting Seller's business. All plans described on the Schedule of Exceptions are in full compliance with applicable provisions of the Employees Retirement Income Security Act of 1974 ("ERISA") and regulations issued under ERISA, and there is no unfunded liability with respect to such plans. The Schedule of Exceptions also lists the amount payable to employees of Seller under other fringe benefit plans.

3.21 Insurance. The Schedule of Exceptions includes a list of all insurance policies and bonds in force with respect to Seller showing for each such policy or bond: (i) the owner; (ii) the coverage of such policy or bond; (iii) the amount of premium properly allocable to such policy or bond; (iv) the name of the insurer; and (v) the termination date of the policy or bond. Copies of all such insurance policies and bonds have been furnished to Buyer. All such insurance policies and bonds are in full force and effect. The insurance coverage provided by such policies and bonds is adequate for the conduct of the business conducted by Seller in accordance with good business practices.

3.22 Business Practices. Neither Seller, nor any shareholder, director, officer, employee or agent of Seller, has made or caused to be made, directly or indirectly, the payment of any consideration, or offered or agreed to offer anything of value whatsoever, to any public official, candidate for public office, political party, or other third person in connection with the business or operations of Seller, or pertaining to Seller's relations with any customer, supplier, or creditor, in contravention of the law of any applicable jurisdiction.

3.23 Brokers and Finders. Neither Seller nor any shareholder, director, officer, employee or agent of Seller has retained any broker or finder in connection with the transactions contemplated by this Agreement. Seller will indemnify and hold Buyer harmless against all claims for brokers' or finders' fees made or asserted by any party claiming to have been employed by Seller or any shareholder, director, officer, employee or agent of Seller and all costs and expenses (including the reasonable fees of counsel) of investigating and defending such claims.

3.24 Order Backlog. The Schedule of Exceptions includes a list of the aggregate backlog of orders for Seller's products as of November 30, 2001, listed by product. All such orders have been or will be filled by Seller in the ordinary course of business, and Seller knows of no reason why any customer placing any such order may refuse delivery of the ordered products or fail timely to pay for such products in accordance with the terms of such orders.

3.25 Contracts. Neither Seller nor any other party to the Contracts is in default in performance of or not in compliance with any material provisions of such Contracts. Seller has no knowledge of any intent by any other party not to perform its obligations under any such Contract. Except as specified in the Schedule of Exceptions, Seller to the best of its knowledge has the right to assign all Contracts to Buyer pursuant to this Agreement and neither the assignment of such Contracts nor the consummation of the transactions contemplated by this Agreement permits, or to the best knowledge of Seller, would lead any party to such Contract, to terminate or alter such Contract.

3.26 Shareholders and Employees. Except for contracts related to the purchase and/or redemption of shares of Seller, none of the shareholders, directors or management personnel of Seller is presently a party to any transaction with Seller, including without limitation, any contract, agreement or other arrangement: (i) providing for the furnishing of services to or by; (ii) providing for rental of real or personal property to or from; or (iii) otherwise requiring payments to or from any shareholder, director or management personnel, or any member of the family of any shareholder, director or management personnel or any corporation, trust or other entity in which any shareholder, director or management personnel has a substantial interest or is an officer, director, investor or partner.

3.27 Absence of Environmental Liabilities. To the best of its knowledge, Seller has complied with all applicable environmental laws, orders, regulations, rules and ordinances adopted, imposed or promulgated by any governmental or regulatory entity relating to the Real Property, and has no other environmental liability.

3.28 Power of Attorney and Suretyships. Seller has no power of attorney outstanding, nor has any obligation or liability, either actual, accrued, accruing or contingent, as guarantor, surety, cosigner, endorser, co-maker, Seller or otherwise in respect of the obligation of any other person, corporation, partnership, joint venture, association, organization or other entity.

3.29 Negotiations with Other Parties. Seller is not presently conducting or contemplating negotiations with any other party regarding any acquisition, merger or similar transaction.

3.30 Accuracy of Documents and Information. The copies of all instruments, agreements, other documents and written information set forth as, or referenced in, Schedules or Exhibits to this Agreement or specifically required to be furnished pursuant to this Agreement to Buyer by Seller are and will be complete and correct in all material respects. All Schedules are as of a date no earlier than the date of this Agreement, and there will be no material changes in the information set forth in such Schedules prior to the Closing Date. No representations or warranties made by Seller in this Agreement, nor any document, written information, statement, financial statement, certificate, Schedule or Exhibit furnished directly to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein not misleading. There is no fact which materially and adversely affects Seller, its financial position, assets, liabilities, business, prospects or results of operations known to Seller which has not been expressly and fully set forth in this Agreement or the Exhibits and Schedules hereto.

4. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller that:

4.1 Organization and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all necessary corporate power and authority to enter into and perform this Agreement.

4.2   Authority Relating to this Agreement; No Violation of Other Instruments.

(a) Due Authorization. The execution and delivery of this Agreement and the performance hereunder by Buyer have been duly authorized by all necessary corporate action on the part of Buyer and, assuming execution of this Agreement by Seller, this Agreement will constitute a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject as to enforcement: (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors' rights; and (ii) to general principles of equity, whether such enforcement is considered in a proceeding in equity or at law.

(b) No Conflicts. Neither the execution of this Agreement nor the performance hereof by Buyer will: (i) conflict with or result in the breach or violation of the terms of any decree, judgment, order, law or regulation of any court or other governmental body now in effect applicable to Buyer; (ii) conflict with, or result in, with or without the passage of time or the giving of notice, any breach of any of the terms, conditions and provisions of, or constitute a default under, any indenture, mortgage, lease, agreement or other instrument to which Buyer is a party or by which it is bound; or (iii) violate or conflict with any provisions of Buyer's Articles of Incorporation, Bylaws, or similar organizational instruments.

(c) Payment Resources. Buyer has adequate means to make the payments contemplated herein.

(d) Consents. No consent from any third party and no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by Buyer in order to permit the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated by this Agreement.

4.3 Brokers and Finders. Neither Buyer nor any shareholder, director, officer, employee or agent of Buyer has retained any broker or finder in connection with the transactions contemplated by this Agreement and Buyer will indemnify and hold harmless Seller against all claims for brokers' or finders' fees made or asserted by any party claiming to have been employed by Buyer or any shareholder, director, officer, employee or agent of Buyer and all costs and expenses (including the reasonable fees of counsel) of investigating and defending such claims.

5. Conditions to the Obligations of Buyer. Except as otherwise specifically set forth herein or as contemplated by this Agreement, all obligations of Buyer under this Agreement are subject to the fulfillment, prior to or at the Closing Date, of each of the following conditions:

5.1 Representations and Warranties True at Closing. The representations and warranties of Seller contained in this Agreement shall be deemed to have been made again at and as of the Closing Date and shall then be true in all respects.

5.2 Covenants Performed by Seller. Each of the obligations of Seller to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed.

5.3 Authority Relating to this Agreement; Compliance Certificate. All corporate and other proceedings (including without limitation shareholder approval) required to be taken by or on behalf of Seller to authorize Seller to execute, deliver and carry out this Agreement and to sell, transfer and deliver the Assets to Buyer in accordance with this Agreement shall have been duly and properly taken. Buyer shall have received a certificate of the President and Chief Financial Officer of Seller in the form of Exhibit 5.3, dated the Closing Date, certifying to the fulfillment of the conditions specified in Sections 5.1,
5.2 and 5.3.

5.4 Material Changes in Business of Company. Between the date of this Agreement and the Closing Date there shall have been no materially adverse change in the position, financial or otherwise, Assets, liabilities, business, prospects or the results of operations of Seller except for changes in the ordinary course of business or as permitted or contemplated by this Agreement.

5.5 No Action to Prevent Completion. There shall not have been instituted and be continuing or threatened any claim, action or proceeding which could have a material adverse effect on the condition, financial or otherwise, Assets, liabilities, business, prospects or results of operations of Seller, nor shall there have been instituted and be continuing or threatened any such claim, action or proceeding to restrain, prohibit or invalidate, or to obtain damages in respect of, the transactions contemplated by this Agreement or which might affect the right of Buyer after the Closing Date to own the Assets or to operate the business of Seller.

5.6 Consents. Except for those consents that are to be obtained by Buyer, Seller and Buyer shall have received all permits and authorizations necessary for the execution of this Agreement and the consummation of the transactions contemplated by this Agreement.

5.7 Tax Board Clearance. Buyer shall have received from Seller a tax clearance letter with respect to Seller, as of a date not more than three days before the Closing Date, of the California Franchise Tax Board.

5.8 Delivery of Closing Documents. Seller shall have delivered to Buyer the closing documents required to be delivered pursuant to Section 2.3(b) in form and substance satisfactory to Buyer and its counsel.

5.9 Offer Letters. Buyer shall have provided offer letters to all employees of Seller in substantially the form of Exhibit 5.9.

5.10 Non-Competition Agreements. Non-Competition Agreements in favor of Buyer effective as of the Closing shall have been received from Narendar Venugopal, Andrew Harris Zimmerman and Steven Ning Kao in substantially the form attached hereto as Exhibit 5.10.

5.11 Delivery of Completed Updated Schedules. Seller shall have delivered to Buyer at the Closing updated versions of all Schedules to this Agreement, current as of the Closing Date.

5.12 Failure of Conditions. In the event any one or more of the conditions set forth in this Section 5 is not satisfied within the dates required, Buyer, in its sole and absolute discretion, may elect: (i) to waive any such condition precedent; (ii) to terminate this Agreement pursuant to Section 11; or (iii) to postpone the Closing Date for a period not to exceed 30 days.

6. Conditions to the Obligations of Seller. Except as otherwise specifically set forth herein, all obligations of Seller under this Agreement are subject to the fulfillment and satisfaction, prior to or at the Closing, of each of the following conditions:

6.1 Representations and Warranties True at the Closing. The representations and warranties of Buyer contained in this Agreement shall be deemed to have been made again at and as of the Closing Date and shall then be true in all respects.

6.2 Covenants Performed by Buyer. Each of the obligations of Buyer to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed.

6.3 Authority Relating to this Agreement; Compliance Certificate. All corporate and other proceedings required to be taken by or on behalf of Buyer to authorize Buyer to execute, deliver and carry out this Agreement, shall have been duly and properly taken. Seller shall have received a certificate of the Chief Executive Officer of Buyer in the form of Exhibit 6.3, dated the Closing Date, certifying to the fulfillment of the conditions specified in Sections 6.1, 6.2 and 6.3.

6.4 No Action to Prevent Completion. There shall not have been instituted and be continuing or threatened any action or proceeding by or before any court or other governmental body to restrain, prohibit or invalidate, or to obtain damages in respect of, the transactions contemplated by this Agreement.

6.5 Delivery of Closing Documents. Buyer shall have delivered to Seller the closing documents required to be delivered pursuant to Section 2.3(c), in form and substance reasonably satisfactory to Seller and its counsel.

6.6 Failure of Conditions. In the event any one or more of the conditions set forth in this Section 6 is not satisfied within the dates required, Seller, in its sole and absolute discretion, may elect: (i) to waive any such condition precedent; (ii) to terminate this Agreement pursuant to Section 12; or (iii) to postpone the Closing Date for a period not to exceed 30 days.

7.    Covenants of Seller.  Seller covenants as follows:

7.1 Access to Properties and Records. Throughout the period between the date of this Agreement and the Closing Date, Seller shall give to Buyer and Buyer's authorized representatives full access, during reasonable business hours, in such a manner as not unduly to disrupt the normal business activities of Seller, to any and all of the properties, documents, books, records, commitments and affairs of Seller. Seller shall, at Seller's expense, arrange conferences between Buyer and its employees and bookkeepers respecting accounting and tax matters relating to Seller. Seller shall furnish to Buyer any and all financial, technical and operating data and other information pertaining to the business of Seller as Buyer may from time to time reasonably request, including without limitation, financial statements and schedules. Such access shall also include, but shall not be limited to, the placing of one or more employees or representatives of Buyer at the facilities of Seller for the purpose of enabling such employees to become familiar with the products, operations, assets and liabilities of Seller. Seller shall also provide or cause to be provided to Buyer at Seller's expense such copies or extracts of documents and records related to the Assets as Buyer reasonably may request.

7.2 Conduct of the Business Prior to Closing Date. Between the date of this Agreement and the Closing, and except as otherwise consented to or approved by an officer of Buyer in writing or as required by this Agreement:

(a) Seller's business shall be operated in the ordinary course consistent with past practices and in a normal businesslike fashion (including, without limitation, its normal accounts receivable practice) and Seller shall take such actions as are in its business judgment reasonably necessary to facilitate a smooth transition of the operation of the business from Seller to Buyer at the Closing. Seller shall use its best efforts to preserve and maintain its goodwill, including relationships with employees, suppliers and customers. Seller shall maintain quantities of inventories in a manner consistent with prior practice and in a normal businesslike fashion. In addition, Seller shall maintain records and books of account consistent with past practices and in a normal businesslike fashion and shall continue to carry all of the insurance for its business described in the Schedule of Exceptions.

(b) Seller shall not take any action which would cause any material change in any of the items and matters covered by the representations and warranties set forth in Section 3, including without limitation:

(i) incurring or becoming subject to, or agreeing to incur or become subject to, any obligation or liability (absolute or contingent) related to Seller except current liabilities incurred, and obligations under contracts entered into, in the ordinary course of business consistent with past practices and provided specifically that Seller shall not enter into any loan or extension of loan with respect to any real or personal property for Seller's business without the prior written consent of Buyer;

(ii) mortgaging, pledging or assuming any lien, charge or any other encumbrance, or the agreeing so to do, in respect to any of the Assets except in each case in the ordinary course of business consistent with past practices;

(iii) waiving or compromising any material rights or any material debt owed to Seller;

(iv) entering into any transactions other than in the ordinary course of business consistent with past practices and in a normal businesslike fashion;

(v) increasing the rate of compensation payable or to become payable to any of the officers, employees or agents of Seller;

(vi)  terminating or amending any Contract;

(vii) through negotiation or otherwise, making any commitment or incurring any liability or obligation to any labor organization;

(viii) making, or agreeing to make, any accrual or arrangement for or payment of bonuses or special compensation of any kind to any of its officers or employees;

(ix) directly or indirectly paying or making a commitment to pay any severance or termination pay to any of its officers or employees not in effect of the date of this Agreement;

(x) directly or indirectly making or agreeing to make any disbursements or payments of any kind to any member of Seller's Board of Directors;

(xi) introducing any new method of accounting with respect to Seller's business or any of the Assets or liabilities (assumed or not assumed), (including without limitation, any change in depreciation or amortization policies or rates);

(xii) making any capital expenditures or entering into commitments for capital expenditures exceeding the aggregate amount of $10,000;

(xiii) commencing or settling any litigation except those related to insured claims or arising in the ordinary course of business consistent with past practices;

(xiv) declaring or paying any dividend or making any distribution on its capital stock, redeeming, purchasing or otherwise acquiring any of its capital stock; or

(xv) discharging or satisfying any lien or encumbrance or paying any obligation or liability (absolute or contingent) other than as called for by the Agreement or current liabilities in the ordinary course of business.

7.3 Advice of Developments. Seller shall have a continuing obligation after the date of this Agreement to advise Buyer of all significant matters concerning the business of Seller.

7.4 Change of Name; Use of Materials. Seller shall, immediately after the Closing, amend its Articles of Incorporation to change its name to "Charon Pulse, Inc.". Seller shall discontinue using any materials bearing the name "PulseCore", including without limitation packaging, stationery and labels.

7.5 Acquisition, Merger or Similar Negotiations With Other Parties. From the date hereof until the earlier of termination of this Agreement or consummation of transactions contemplated thereby, neither Seller, nor any of its officers, directors, employees, representatives, agents or affiliates shall directly or indirectly encourage, solicit, initiate or conduct discussions or negotiations with, provide any information to, or enter into any agreement with, any corporation, partnership, person or other entity or group concerning (a) any merger, consolidation, sale of assets or other similar transaction involving Seller, or (b) a sale public offering involving Seller, except to the extent required by their fiduciary duties as determined by the Board of Directors of the Company after discussion with its counsel.

7.6 Satisfaction of Conditions. Seller shall in good faith proceed to take or cause to be taken all actions within its power necessary to satisfy all conditions to its obligations to close and consummate the transactions contemplated by this Agreement.
8.    Covenants of Buyer.  Buyer covenants to Seller as follows:

8.1 Satisfaction of Conditions. Buyer shall in good faith proceed to take or cause to be taken all actions within its power necessary to satisfy all conditions to its obligations to close and consummate the transactions contemplated by this Agreement.

8.2 Accounts Receivable. Buyer shall take all commercially reasonable steps, consistent with good business practice, to collect accounts receivable of Seller purchased by Buyer, and shall not offer discounts or reductions in the same without Seller's consent, which consent shall not be unreasonably withheld.

9.    Employment Matters.

9.1 Employees. Concurrently with the making by Buyer of an offer to employees of Seller for employment with Buyer, Seller shall terminate the employment of all of its employees, which termination shall be effective no later than 12:01 a.m. on the Closing Date. Buyer shall make an offer of employment to all of Seller's employees, at the salary levels and on other terms and conditions to be determined in Buyer's sole discretion. Buyer shall have no liability for accrued wages (including salaries and commissions), severance pay, sick leave or other benefits, or Employee Plans of any type or nature on account of Seller's employment of or termination of such employees, and Seller shall indemnify Buyer and hold Buyer harmless against liability arising out of any claims for such pay or benefits or any other claims arising from Seller's employment of or termination of employment of such employees, as more fully set forth in the indemnification provisions in Section 10.

9.2 Employee Plans. Buyer is not assuming any of the Employee Plans of the Corporation (as each such term is hereafter defined), and Buyer shall have no liability whatsoever to employees of the Corporation (or to the Corporation) with respect to accrued or future benefits under any such Employee Plans, whether or not any of such employees are offered employment by or become employees of Buyer, and Seller shall defend, indemnify and hold Buyer harmless against any claims that it has liability under such Employee Plans as more fully set forth in Section 10 below. The term "Corporation" means Seller, any controlled group (within the meaning of Section 414(b) of the Internal Revenue Code of 1986, as amended ("IRC")) of which Seller is a member, all trades or businesses under common control (within the meaning of IRC Section 414(c)) of which Seller is a member and all affiliated service groups (within the meaning of IRC Section 414(m)) of which Seller is a member. The term "Employee Plan" includes all present and prior (including terminated and transferred) plans, programs, agreements, arrangements and methods of contributions or compensation (including all amendments to and components of the same, such as a trust with respect to a plan) providing any remuneration or benefits, other than current cash compensation, to any current or former employee of Seller or to any other person who provides services to Seller's business, whether or not such plan or plans, programs, agreements, arrangements and methods of contribution or compensation are subject to ERISA, and whether or not such plan or plans, programs, agreements, arrangements and methods of contribution or compensation are qualified under the IRC. The term Employee Plan includes, but is not limited to, pension, retirement, profit sharing, percentage compensation, stock purchase, stock option, bonus and non-qualified deferred compensation plans. The term Employee Plan also includes, but is not limited to, disability, medical, dental, workers compensation, health insurance, life insurance or other death benefits, incentive, severance plans, vacation benefits and fringe benefits. The term Employee Plan also includes any employee plan that is a multi-employer plan as defined in Section 3(37) of ERISA.

10.   Indemnity and Set-Off.

10.1 Seller's Indemnity. Seller shall indemnify and hold harmless Buyer from and against any and all losses, costs, expenses, liabilities, obligations, claims, demands, causes of action, suits, settlements and judgments of every nature, including the costs and expenses associated therewith and reasonable attorneys' and witness fees incurred ("Damages") which arise out of: (i) the breach by Seller of any representation or warranty made by it pursuant to this Agreement, or any third-party allegation thereof; (ii) the non-performance, partial or total, of any covenant made by it pursuant to this Agreement, or any third-party allegation thereof; (iii) products manufactured, serviced and/or sold by Seller prior to the Closing; (iv) claims of any type or nature relating to the employment of Seller's employees by Seller or any termination of such employment; and (v) any other liability or obligation of Seller that is not specifically included in the Assumed Liabilities.

10.2 Notice. If at any time before the Additional Payment Date, Buyer suffers Damages, Buyer shall give Seller written notice thereof ("Notice of Claim") before the earlier of (i) the Additional Payment Date and (ii) 90 days after discovering or incurring such Damage. The Notice of Claim shall state in reasonable detail the nature of the claim, the specific provisions in this Agreement alleged to have been breached, and the amount of the claim for indemnification. Such amount shall represent the Buyer's good faith estimate of the Damages. The Seller shall have 30 days from receipt of the Notice of Claim to accept or reject, in writing, the claim for indemnification. The Buyer shall be deemed to have waived its right to indemnification for any Damages for which notice is not given in a timely manner as set forth herein. Any claim for Damages accepted by the Seller or any claim determined as valid under the claim procedure set forth below, shall be deemed "Established Damages" for the purposes of this Agreement.

10.3 Claims of Buyer and Seller. If a Notice of Claim is given pursuant to
Section 10.2 above, and no rejection is received within the 30 day period specified above, then the Seller shall be deemed to have accepted such claim. If the Seller rejects a claim within such 30 day period, the parties shall, in good faith, attempt to negotiate a resolution of such claim within 60 days thereafter (the "Resolution Period"). If the parties do not reach resolution during the Resolution Period, then the Buyer may, within 30 days after the end of the Resolution Period proceed to submit the controversy to arbitration under the rules then in effect of the American Arbitration Association. The Buyer shall be deemed to have waived its right to indemnification for any Damages if the Buyer does not submit such controversy to arbitration within such period. The determination of the arbitrator(s) shall be binding, final and conclusive on the parties. The expenses in connection with any arbitration shall be borne equally by the parties unless determined otherwise by the arbitrator(s). If as a result of such arbitration it is determined that the Seller is obligated for such Damages, the amount set by such arbitration shall be the amount of the Established Damages and the Seller shall owe such amount. If as a result of such arbitration it is determined that the Seller has no obligation to indemnify, the Seller shall have no further liability on the claim.

10.4 Claims of Third Parties. If, on or before the Additional Payment Date, a claim for indemnification arises out of a claim by a third party, including without limitation any governmental agency, body or authority (a "Third Party Claim") then, in the Notice of Claim, the Buyer shall state in reasonable detail the nature of the claim and specific provisions of the Agreement which have been breached (if applicable). Such notice shall be given in accordance with Section
10.2 above and shall specify whether the Buyer intends to defend the claim. If the claim has resulted in the commencement of litigation, the Buyer shall take all necessary legal steps to preserve the legal rights of the Seller until such time as the Seller is able to assume or participate in the defense of the litigation. If the Buyer elects to defend the claim, the Seller shall have the right to participate in the defense of the claim. If the Buyer does not elect to defend the claim, the Seller shall have the obligation to defend the claim but only to the extent of the limitation on indemnification set forth in Section
10.6 (with the Buyer having the obligation thereafter) and every attorneys' fee, loss, cost and expense shall be advanced by Buyer and charged against the Additional Payment and the Buyer shall have the right to participate in such defense and hereby agrees to cooperate with the Seller and make available to it or its counsel all records and other material reasonably required to defend the claim. If the Buyer is defending the claim, the Seller shall be given written notice of any bona fide settlement offers received with respect to the claim. Within 5 days of receipt of such offer, the Seller may elect in writing to accept the settlement offer. If the Seller wishes to accept such settlement offer, then the claim shall be subject to a maximum indemnification in the amount of the settlement offer and the right to such indemnification of the Buyer shall be deemed established in such amount. So long as the Seller may continue to have liability for such claim, the Buyer shall not have the right to settle such claim without the prior written consent of the Seller. So long as a Third-Party Claim is pending, the Buyer shall hold in abeyance its claim for indemnification. If a settlement is reached which results in any liability on the part of the Seller, or if a judgment is rendered against the Buyer which is not properly appealed or appealable, then the Buyer shall be entitled to assert its claim for indemnification. Each party shall be responsible for its own costs and expenses including legal fees incurred in defending such Third Party Claim, except that the Seller shall pay the reasonable attorneys' fees: (a) for taking legal actions necessary to preserve the legal rights of the Seller in connection with defending the claim of the Buyer; and (b) which are found to be indemnifiable under this Agreement. Notwithstanding anything in this Agreement to the contrary, the extent of Seller's indemnification hereunder (including legal fees and costs associated with any Third-Party Claim) shall not exceed the limitation on indemnification set forth in Section 10.6, as said amount is reduced by any prior Established Damages.

10.5 Set-Off. Buyer shall set off the amount of any claim for indemnity under this Section 10 against the Additional Payment, subject to the limitations set forth in Section 10.6.

10.6 Limitation on Indemnification. Absent fraud, in no event shall the aggregate liability of Seller for its fees, costs and indemnification, including but not limited to any Established Damages, and for any other breach or alleged breach of this Agreement by Seller or any officer, director, employee, agent or shareholder of Seller, reduce the Additional Payment by more than 15%. The Buyer shall no longer have a right to assert a claim for indemnification under this Agreement after the Additional Payment Date; provided, however, that Seller's indemnification of Buyer against any of Seller's tax liabilities shall survive for the statutory period of limitations of such taxes.

10.7 Extension of Additional Payment Date. If the Buyer brings a claim for indemnification under this Agreement prior to the Additional Payment Date, but such claim is not finally and fully resolved pursuant to the provisions of this
Section 10 on or before the Additional Payment Date, the Buyer may withhold payment of the portion of the Additional Payment in controversy, subject to the limitations set forth in Section 10.6, until such controversy has been finally and fully resolved.

11.   Termination.

11.1 Mutual Agreement. This Agreement may be terminated and abandoned at any time prior to the Closing Date by the written agreement of Seller and Buyer.

11.2 Termination by Buyer. This Agreement may be terminated by Buyer if on the Closing Date the conditions set forth in Section 5 of this Agreement shall not have been met by Seller or waived by Buyer.

11.3 Termination by Seller. This Agreement may be terminated by Seller if on the Closing Date the conditions set forth in Section 6 of this Agreement shall not have been met by Buyer or waived by Seller.

11.4 Confidentiality and Effect of Termination. In the event that this Agreement is terminated, each of the parties shall return (without retaining copies) all documents and papers containing confidential information (including without limitation technical information, customer lists, financial data and any similar information developed by another party pursuant to this Agreement or in contemplation of the transactions contemplated by this Agreement) and shall neither use nor disclose any such information, except to the extent that such information is available to the public or is otherwise rightfully obtained. In the event of termination of this Agreement pursuant to this Section 11, neither party shall have any obligation to the other whatsoever with respect to this Agreement, the transactions provided for herein, or (subject to the terms of that certain Letter of Intent dated October 25, 2001 by and between the parties) the expenses either of them incurred in connection with or in contemplation of such transactions.

12.   Miscellaneous.

12.1 Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties; provided, however, that the rights and duties of Seller under this Agreement may not be assigned. Buyer may novate, in whole or in part and to one or more third parties, any of its rights or obligations under this Agreement.

12.2 Allocation of Purchase Price. Schedule 12.2 constitutes the allocation agreed to by Seller and Buyer of the Purchase Price among the various items included in the assets and business being transferred by Seller to Buyer. Buyer and Seller shall file all tax returns and reports in a manner consistent with
Schedule 12.2.

12.3 Prorations. All items of income or expense relating to the Assets and business being transferred pursuant to this Agreement which properly apply to periods commencing prior to and ending after the Closing Date shall be prorated as of the Closing Date, with the benefit of income and the burden of expenses with respect to the Closing Date to be for the account of Buyer; provided, however, that reasonable business expenses of the Seller prior to the Closing Date, shall be loaned to the Seller and that the amount of such loan shall become an assumed liability of the Seller by the Buyer, and provided, further that proceeds of any sales that accrue prior to the Closing Date shall be added to the Financial Statements as accounts receivable and are purchased herein. Such items of income or expense shall include without limitation, the following, which shall be governed by any special proration principles set forth below:

(a) Current real and personal property taxes. In the event that such taxes are not determinable on the Closing Date, such taxes shall be tentatively prorated upon the basis of taxes for the preceding tax year and appropriate adjustments shall be made when such taxes are finally determined.

(b) Salaries and Benefits. Salaries, bonuses and any other fringe benefits assumed by Buyer pursuant to this Agreement.

(c) Insurance. Premiums of any insurance policies transferred to Buyer pursuant to this Agreement.

(d) Utility charges. Buyer and Seller shall cooperate so as to cause utility companies to read all utility meters on the morning of the Closing Date so as to minimize the need for such proration.

12.4 Confidentiality. Neither party shall issue a press release or otherwise publicize the transactions contemplated by this Agreement or otherwise disclose the nature or contents of this Agreement on or prior to the Closing Date except as otherwise required by applicable law, regulation, or stock exchange requirement or approved by the other party hereto. No information, documents or reports provided to or obtained by either party in connection with this transaction shall be disclosed to any non-party except as required in carrying out the transactions contemplated hereby.

12.5 Transfer and Corporate Taxes. Any corporate tax, or sales, use, or other transfer taxes arising out of or incurred in connection with the transactions contemplated by this Agreement shall be paid by Seller; provided, however, that the Buyer shall pay up to $150,000 of such taxes incurred by Seller.

12.6 Expenses. Except as otherwise expressly provided herein, each party will pay its own costs and expenses, including legal and accounting expenses, related to the transactions provided for herein, irrespective of when incurred; provided, however, that whether or not the transactions contemplated by this Agreement are consummated, Buyer shall pay the reasonable legal and accounting fees and expenses incurred by Seller, including fees paid to Wit Soundview pursuant to its agreement with Seller, as amended in an agreed amount as set forth in the Financial Statements, and those of Russo & Hale LLP in an aggregate amount not to exceed the amount agreed to from time to time by Buyer and Russo & Hale LLP; provided further, however, that if the transactions contemplated by this Agreement are consummated, Buyer shall pay all reasonable operating expenses incurred by Seller after the Closing, including all expenses incurred in the dissolution of Seller after the Additional Payment Date and fees and expenses of legal counsel to Seller, which such counsel shall be selected by Buyer and reasonably acceptable to Redwood Ventures Partners.

12.7 Further Assurances. Seller will from time to time subsequent to the Closing Date, at Buyer's request and without further consideration, execute and deliver such other instruments of conveyance, assignment and transfer and take such other actions as Buyer may reasonably request in order more effectively to convey, assign, transfer to and vest in Buyer, the Assets and the right to operate the business of Seller.

12.8 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given on the date of service if served personally or by facsimile, or five days after the date of mailing if mailed, by first class mail, registered or certified, postage prepaid. Notices shall be addressed as follows:

           To Buyer at:   Alliance Semiconductor Corporation
                              2575 Augustine Drive
                              Santa Clara, CA 95054
                           Attention: Bradley Perkins
                               Fax: (408) 855-4981

           with a copy to:Heller Ehrman White & McAuliffe LLP
                              275 Middlefield Road
                          Menlo Park, California 94025-3506
                          Attention: Peter N. Townshend
                               Fax: (650) 324-0638

           To Seller at:  PulseCore, Inc.
                            3160 De La Cruz Boulevard
                          Suite 200
                              Santa Clara, CA 95054
                          Attention: Narendar Venugopal, President
                          Fax: 408-748-0009

           With a copy to:Russo & Hale, LLP
                          401 Florence St.
                          Palo Alto, CA 94301
                          Fax: (650) 327-3737
                          Attention: Ted Sorensen
                          Fax: (650) 327-3737

or to such other address as a party has designated by notice in writing to the other party in the manner provided by this Section 12.

12.9 Entire Agreement and Modification. This Agreement constitutes and contains the entire agreement of the parties and supersedes any and all prior negotiations, correspondence, understandings and agreements between the parties respecting the subject matter hereof. This Agreement may only be amended by written instrument signed by the parties.

12.10 Survival of Terms. All warranties, representations and covenants contained in this Agreement and any certificate or other instrument delivered by or on behalf of the parties pursuant to this Agreement shall be continuous and shall survive the Closing.

12.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and wholly to be performed in the State of California by California residents.

12.12 Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the fullest extent possible.

12.13 Headings. The headings appearing at the beginning of several sections contained herein have been inserted for the convenience of the parties and shall not be used to determine the construction or interpretation of this Agreement.

12.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which when taken together shall constitute one and the same instrument.



                            [Signature Page Follows]

                  SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above set forth.

Buyer:                         ALLIANCE SEMICONDUCTOR CORPORATION
                               a Delaware corporation



                               By:  /s/ N. Damodar Reddy
                                    -------------------------------
                                    N. Damodar Reddy, President and CEO

                               Address:   2575 Augustine Drive
                                          Santa Clara, CA  95054


Seller:                             PULSECORE, INC.
                               a California corporation



                               By:  /s/ Narendar Venugopal
                                    -------------------------------
                                    Narendar Venugopal, President

                               Address:   3160 De La Cruz Boulevard
                                          Suite 200
                                          Santa Clara, CA 95054